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                                                                   EXHIBIT 4.4


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                       PREFERRED STOCK PURCHASE AGREEMENT

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                                  AMSURG CORP.



  Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock




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                          Dated as of November 20, 1996

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                                TABLE OF CONTENTS

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                                                                                                              Pages
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
1.       AUTHORIZATION OF FINANCING...............................................................................1

2.       PURCHASE AND SALE OF PREFERRED STOCK.....................................................................1

3.       CLOSING OF SALE OF PREFERRED STOCK.......................................................................2

4.       CONDITIONS OF CLOSING....................................................................................2
         4A.      Opinions of Counsel.............................................................................2
         4B.      Representations and Warranties; No Default......................................................3
         4C.      Other Agreements................................................................................3
         4D.      Purchase and Loan Permitted by Applicable Laws..................................................3
         4E.      No Adverse Legislation, Action or Decision......................................................3
         4F.      Approvals and Consents..........................................................................4
         4G.      No Material Adverse Change......................................................................4
         4H.      Officer's Certificate as to Financial Statements................................................4
         4I.      Compliance with Existing Debt Facilities; Other Restrictions....................................4
         4J.      Proceedings; Compliance Certificate.............................................................5
         4K.      Projections.....................................................................................5
         4L.      Structure.......................................................................................5
         4M.      Closing Transaction Fee.........................................................................5
         4N.      Purchasers' Due Diligence Review................................................................5

5.       AFFIRMATIVE COVENANTS....................................................................................5
         5A.      Financial Statements and Other Information......................................................5
         5B.      Inspection of Property..........................................................................6
         5C.      Accountants.....................................................................................7
         5D.      Maintenance of Properties; Insurance............................................................7
         5E.      Board Committees................................................................................7
         5F.      Corporate Existence, Etc........................................................................7
         5G.      Payment of Taxes, Claims and Senior Debt........................................................7
         5H.      Compliance With Laws, Etc.......................................................................8
         5I.      Securities Filings..............................................................................8
         5J.      Reservation of Shares...........................................................................8
         5K.      Hart-Scott Filings..............................................................................8
         5L.      Use of Proceeds.................................................................................8

6.       NEGATIVE COVENANTS.......................................................................................8
         6A.      Limitation on Debt..............................................................................9
         6B.      Restrictions on Sales, Mergers and Consolidations...............................................9
         6C.      Restrictions on Dividends, Issuance of Capital Stock............................................9
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
         6D.      Transactions with Affiliates...................................................................10
         6E.      Change of Accountants, Accounting Practices....................................................11
         6F.      Limitations on Sale............................................................................11
         6G.      Change in Business.............................................................................11
         6H.      Restrictions on Payment........................................................................11
         6I.      No Amendment of Organizational Documents.......................................................11
         6J.      Compliance with ERISA..........................................................................11
         6K.      Foreign Investment in Real Property Tax Act....................................................12

7.       EVENTS OF DEFAULT.......................................................................................12
         7A.      Purchasers' Remedies...........................................................................14

8.       REPRESENTATIONS, COVENANTS AND WARRANTIES...............................................................15
         8A.      Organization: Corporate Authority..............................................................15
         8B.      Business; Financial Statements.................................................................16
         8C.      Capital Stock and Related Matters..............................................................17
         8D.      Litigation.....................................................................................17
         8E.      Outstanding Debt...............................................................................18
         8F.      Title to Properties............................................................................18
         8G.      Taxes..........................................................................................18
         8H.      Conflicting Agreements and Other Matters.......................................................18
         8I.      Patents, Etc...................................................................................19
         8J.      Private Offering...............................................................................19
         8K.      Broker's or Finder's Commissions; Transaction Fees.............................................19
         8L.      Compliance with Law............................................................................19
         8M.      Investment Company Act.........................................................................20
         8N.      Public Utility Holding Company Act.............................................................20
         8O.      Governmental Consents, Etc.....................................................................20
         8P.      Compliance with ERISA..........................................................................20
         8Q.      Material Agreement.............................................................................22
         8R.      Environmental Matters..........................................................................22
         8S.      Foreign Investment in Real Property Tax Act....................................................23
         8T.      Leases.........................................................................................23
         8U.      Professional Liability.........................................................................23
         8V.      Employee Matters...............................................................................23
         8W.      Solvency.......................................................................................24
         8X.      Projections....................................................................................24

9.       REPRESENTATIONS AND AGREEMENTS OF THE PURCHASERS........................................................24

10.      DEFINITIONS.............................................................................................25

11.      INDEMNIFICATION.........................................................................................31

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
         11A.     Indemnification By Company.....................................................................31
         11B.     Indemnification By Purchasers..................................................................31
         11C.     Procedures Under Indemnification...............................................................31

12.      MISCELLANEOUS...........................................................................................33
         12A.     Payments.......................................................................................33
         12B.     Expenses and Fees..............................................................................33
         12C.     Consent to Amendment; Waivers..................................................................33
         12D.     Survival of Representations and Warranties; Entire Agreement...................................34
         12E.     Successors and Assigns.........................................................................34
         12F.     Notices........................................................................................34
         12G.     Descriptive Headings, Etc......................................................................36
         12H.     Governing Law; Resolution of Disputes..........................................................36
         12I.     Counterparts...................................................................................37
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         PREFERRED STOCK PURCHASE AGREEMENT, dated as of November 20, 1996, by and among AmSurg Corp., a Tennessee corporation (the "Company"), Electra
Investment Trust P.L.C., a company with limited liability organized under the laws of England and Wales ("Electra"), Capitol Health Partners, L.P., a Delaware
limited partnership ("CHP") and Michael E. Stephens ("Stephens", and together with Electra and CHP the "Purchasers", and each, a "Purchaser").

         WHEREAS, the Purchasers desire, upon the terms and conditions hereinafter provided, to purchase from the Company "Preferred Stock" which consists of 1,500,000 shares of its Series A Redeemable Preferred Stock, no par value per share (the "Redeemable Stock") and 1,250,000 shares of its Series B
Convertible Preferred Stock, no par value per share ("Convertible Stock"); and

         WHEREAS, the Company desires, upon the terms and conditions hereinafter provided, to sell the Preferred Stock to the Purchasers; and

         WHEREAS, the purchase and sale of the Preferred Stock is made in contemplation of a proposed Spin Off by the Company through which all of the issued and outstanding common stock of the Company held by American Healthcorp, Inc. ("AHC") will be distributed to the shareholders of AHC in a tax-free distribution under Section 355 of the Code.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. AUTHORIZATION OF FINANCING. In order to provide funds for the expansion of its business and for general corporate purposes, the Company has authorized the issuance and delivery of 1,500,000 shares of Redeemable Stock and 1,250,000 shares of Convertible Stock. The certificates representing such shares of Preferred Stock shall be dated the Closing Date and be substantially in the forms attached hereto as EXHIBITS A and B, respectively, and the shares shall have terms substantially as specified in the forms of the designation for the Redeemable Stock (the "Redeemable Designation"), and the designation for the Convertible Stock (the "Convertible Designation"), both contained in the
Company's Articles of Amendment, dated November 20, 1996 (the "Articles of
Amendment") attached hereto as EXHIBIT C.

         Unless otherwise defined, capitalized terms used in this Agreement are defined in paragraph 10 hereof.

         2. PURCHASE AND SALE OF PREFERRED STOCK. The Company hereby agrees to sell to Purchasers and, subject to the terms and conditions herein set forth, Purchasers agree to purchase from the Company 1,500,000 shares of the Redeemable
Stock having an aggregate purchase price of $3,000,000, and 1,250,000 shares of Convertible Stock having an aggregate purchase price of $2,500,000. The shares shall be in the form of one or more certificates in each Purchaser's name, and in such denominations as the Purchasers shall request:


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                  (i) Electra agrees to purchase 1,090,909 shares of Redeemable
         Stock at an aggregate purchase price of $2,181,818, and 909,091 shares of Convertible Stock at an aggregate purchase price of S 1,818,182.

                  (ii) CHP agrees to purchase 272,728 shares of Redeemable Stock at an aggregate purchase price of $545,456, and 227,272 shares of Convertible Stock at an aggregate purchase price of $454,544.

                  (iii) Stephens agrees to purchase 136,363 shares of Redeemable
         Stock at an aggregate purchase price of $272,726, and 113,637 shares of Convertible Stock at an aggregate purchase price of $227,274.

         3. CLOSING OF SALE OF PREFERRED STOCK. The closing (the "Closing") of the purchase and delivery of the Preferred Stock shall take place at the offices of Manatt, Phelps & Phillips, 1501 M Street, N.W., Washington, D.C. 20005, at
10:00 a.m. on November ____, 1996, or at such other place or on such other date as the Purchasers and the Company may agree (the "Closing Date"). At the Closing, the Company will deliver to the Purchasers the Preferred Stock, against payment of the purchase price therefor by transfer in lawful money of the United
States of America in immediately available funds to such bank and account as the Company may direct in writing. In addition, at the Closing, the Company will deliver to (i) Electra, Inc., a Delaware corporation ("Electra Inc."), a check payable in immediately available funds, in payment of a transaction fee in the amount of $129,091 (the "Electra Closing Transaction Fee") and Expenses and (ii)
Capitol Health Consultants, Inc. ("CHC"), a Delaware corporation, a check payable in immediately available funds, in payment of a transaction fee in the amount $48,409 and Expenses (the "CHC Closing Transaction Fee," and together with the Electra Transaction Fee, the "Closing Transaction Fee"). The Company shall also pay at Closing to Electra and CHC their Expenses. In addition, the Company will pay to Electra transaction fees of $29,091 per annum and to CHP transaction fees of $10,909 per annum, payable on the first business day of each calendar year commencing on January 1, 1998 and terminating at the end of the calendar year in which a Triggering Event takes place.

         4. CONDITIONS OF CLOSING. The Purchasers' obligation to purchase and pay for the Preferred Stock is subject to the satisfaction or waiver prior to or at the Closing of the following conditions:

                  4A. OPINIONS OF COUNSEL. The Purchasers shall have received the favorable opinion of Bass, Berry & Sims, PLC, counsel for the Company, substantially in the form set forth in EXHIBIT D hereto, and covering any other matters incident to the transactions contemplated hereby as the Purchasers may reasonably request, dated the Closing Date and addressed to the Purchasers. To the extent that the opinion referred to above in this paragraph 4A is rendered in reliance upon the opinion of any other counsel (which other counsel shall be reasonably acceptable to counsel for the Purchasers), the Purchasers shall have received a copy of such opinion of such other counsel, dated the Closing Date and addressed to the Purchasers, or a letter dated the

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Closing Date and addressed to the Purchasers from such other counsel authorizing the Purchasers to rely thereon.

                  4B. REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The representations and warranties of the Company contained in this Agreement and those otherwise made in writing by or on behalf of the Company in connection with the transactions contemplated by this Agreement and the Other Agreements shall be true and correct in all material respects as of the time made and at the time of the Closing as if made again on and as of the Closing Date. There shall exist at the time of the Closing and after giving effect to the transactions contemplated hereby no Default or Event of Default.

                  4C. OTHER AGREEMENTS. The Purchasers shall have received a fully executed counterpart of (i) the Shareholders' Agreement, dated as of April
2, 1992, as amended, substantially in the form of EXHIBIT E (the "Shareholders'
Agreement") and, (ii) the Registration Agreement, dated as of April 2, 1992, as amended, substantially in the form of EXHIBIT F (the "Registration Agreement") and at the time of the Closing, both of the Shareholders' Agreement and the Registration Agreement shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived.

                  4D. PURCHASE AND LOAN PERMITTED BY APPLICABLE LAWS. The purchase of and payment for the Preferred Stock shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal
Reserve System) and shall not subject the Purchasers to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation or order. The issuance, offering and sale of the Preferred Stock under this Agreement shall have complied with all applicable requirements of federal and state securities laws. The Purchasers shall have received such certificates or other evidence as they may request to establish compliance with the conditions set forth in this paragraph 4D.

                  4E. NO ADVERSE LEGISLATION, ACTION OR DECISION. No legislation, order, rule, ruling or regulation shall have been enacted or made by or on behalf of any federal, state or local governmental body, department or agency of the United States, nor shall have any legislation with an effective date on or prior to the date hereof been proposed in any federal, state or local governmental body, department or agency of the United States, nor shall any decision of any court of competent jurisdiction within the United States have been rendered which, in the Purchasers' reasonable judgment, would materially and adversely affect the Preferred Stock as an investment or the business, condition (financial or other, assets, properties, operations or prospects of the Company or its Subsidiaries. There shall be no action, suit, investigation or proceeding pending or, to the best of the Purchasers' or the Company's knowledge, threatened, against or affecting the Purchasers, the Company, any of the Purchasers' or the Company's properties or rights, or any of the Purchasers' or the Company's Affiliates, officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement and the

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Other Agreements or (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions, and, to the best of the Purchasers' and the Company's knowledge, there shall be no valid basis for any such action, proceeding or investigation.

                  4F. APPROVALS AND CONSENTS. The Company shall have duly received all authorizations, waivers, consents, approvals, licenses, franchises, permits and certificates by or of all federal, state and local governmental authorities and all material consents of all other Persons necessary for the validity of the authorization, execution, delivery and issuance, as the case may be, of the Preferred Stock, this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby, all of which shall be in full force and effect at the time of Closing.

                  4G. NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, condition (financial or other), assets, properties, operations or prospects of the Company and its Subsidiaries shall have occurred since
September 30, 1996.

                  4H. OFFICER'S CERTIFICATE AS TO FINANCIAL STATEMENTS. The
Purchasers shall have received an Officer's Certificate to the effect that the consolidated balance sheet of the Company and its Subsidiaries as of September
30, 1996 and the related consolidated statements of operations and retained earnings for the three-month period then ended (and cash flows for the nine-month period then ended), fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to changes resulting from year-end adjustments and to the absence of footnotes.

                  4I. COMPLIANCE WITH EXISTING DEBT FACILITIES; OTHER
RESTRICTIONS. The Purchasers shall have received a certificate signed by the Company's Chief Financial Officer and dated the Closing Date to the effect that the Company and its Subsidiaries (i) are in compliance with all agreements relating to the Debt of the Company and its Subsidiaries to Suntrust Bank, Nashville, N.A. ("Suntrust"), and (ii) to the best of the Company's knowledge, and without conducting an independent investigation thereof, are in compliance with all other agreements relating to the Debt of the Company. To the best of the Company's knowledge, and without conducting an independent investigation thereof, the execution of this Agreement and performance of its obligations hereunder will not violate any covenants in any such agreements that purport to
(a) limit or restrict the issuance by the Company of the Preferred Stock (b) the Company's ability or obligation to make any payment due in respect of the Preferred Stock or perform its other obligations under this Agreement and the Other Agreements. The Company shall have delivered to the Purchasers (i) complete copies of all documents or instruments relating to the Debt of the Company to Suntrust (such documents or instruments collectively, the "Suntrust
Agreement"), and (ii) the consent (the "Consent") of Suntrust to the issuance of and sale by the Company of the Preferred Stock pursuant to the terms of the Purchase Agreement and the terms of the Designations for the Redeemable Stock and the Convertible Stock. A copy of the Suntrust

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Amended and Restated Loan Agreement dated as of June 25, 1996, is attached hereto as EXHIBIT G. A copy of the Consent is attached hereto as EXHIBIT H.

                  4J. PROCEEDINGS; COMPLIANCE CERTIFICATE. All proceedings taken or to be taken in connection with the transactions contemplated hereby and under the Other Agreements, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchasers or their counsel may reasonably request. The Company shall have delivered to the Purchasers an Officers' Certificate, dated the Closing Date, confirming the satisfaction of the conditions specified in paragraphs 4B, 4E, 4F and 4G on and as of the Closing Date.

                  4K. PROJECTIONS. There shall have been provided to the Purchasers the projected annual financial results for the Company and its Subsidiaries and Affiliates for each of the years ending December 31, 1996 through December 31, 2000, stating any assumptions underlying such projections, all of which are set forth in the Company's Confidential Offering Memorandum of July 1996 (the "Offering Memorandum") attached hereto as EXHIBIT I.

                  4L. STRUCTURE. All actions necessary or desirable shall have been taken to effect the following results: (i) all of the issued and outstanding Capital Stock of the Company shall be owned as set forth in SCHEDULE
4L; and (ii) a majority of all of the outstanding Capital Stock of the Subsidiaries shall be owned directly by the Company as set forth in Schedule 8A.

                  4M. CLOSING TRANSACTION FEE. Electra, Inc. and CHC shall have received payment of their Closing Transaction Fees and the Expenses.

                  4N. PURCHASERS' DUE DILIGENCE REVIEW. The Purchasers shall have completed to their satisfaction a due diligence review of the Company, its business, assets, and liabilities, and the Company shall have furnished to the Purchasers and their representatives such information as may reasonably be required for such purposes, including financial projections reasonably satisfactory to Purchasers, a business plan and the intended use of the proceeds of this sale of Preferred Stock.

         5. AFFIRMATIVE COVENANTS. The Company covenants as follows from and after the date of this Agreement and until the earliest to occur of (i) a Triggering Event, (ii) a Spin Off and (iii) the date the Required Holder(s) cease(s) to own 25% or more of the Redeemable Stock or the Convertible Stock purchased by them, or the Common Stock of the Company received upon conversion thereof (on a fully-diluted and as-converted basis) held by such Required
Holder(s), in the aggregate.

                  5A. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company will deliver, or cause to be delivered to each Purchaser:

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                  (i) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters, the unaudited consolidated balance sheets of the Company as of the end of such fiscal quarter, and the unaudited consolidated and consolidating statements of income of the Company and its consolidated Subsidiaries for such quarter and for a period from the beginning of the fiscal year to the close of such fiscal quarter, all certified by the chief financial officer or chief accounting officer of the Company as being true and correct to the best of his or her knowledge;

                  (ii) as soon as available, and in any event within 90 days after the close of each fiscal year, the audited consolidated financial statements of the Company setting forth the audited consolidated balance sheets of the Company as at the end of such year, and the audited consolidated statements of income, statements of cash flows, and consolidated statements of retained earnings of the Company for such year, setting forth in each case in comparative form, other than as to cash flow, (beginning when comparative data are available) the corresponding figures for the preceding fiscal year accompanied by the report of the Company's certified public accountants, and by an unaudited consolidating balance sheet and unaudited consolidating statements of income of the Company and its Subsidiaries and duly certified by the Company's chief financial officer as being correct reflections of the information used for the audited consolidated financial statements. The audit opinion in respect of the financial statements of the Company shall be the opinion of a firm of independent certified public accountants reasonably acceptable to the Required
         Holder(s); and

                  (iii) together with each delivery of financial statements required by clauses (i) and (ii) above, an Officers' Certificate stating that the signers have reviewed the terms of this Agreement and the Preferred Stock and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the fiscal period covered by such financial statements and further that such review has not disclosed the existence during or at the end of such fiscal period, and that the signers do not have knowledge of the existence, as of the date of the Officers' Certificate, of any condition or event which constitutes a Default or Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto.

                  5B. INSPECTION OF PROPERTY. Upon the occurrence and during the continuation of a Default or Event of Default, any Required Holder of Preferred
Stock, acting alone, shall be entitled to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss its affairs, finances and accounts with its officers and its and their independent public accountants, all at reasonable times and upon reasonable prior notice to the Company. All expenses incurred by such holder in connection with such holder's exercise of rights pursuant to this paragraph 5B shall be borne by such holder, except that the Company

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agrees to pay all reasonable out-of-pocket expenses incurred by any such
Required Holder in connection with such exercise of rights at any time when a Default or an Event of Default has occurred and is continuing.

                  5C. ACCOUNTANTS. The Company will continue to engage Deloitte
& Touche, LLP or another "big six" accounting firm to serve as its independent public accountants.

                  5D. MAINTENANCE OF PROPERTIES; INSURANCE. The Company and its
Subsidiaries will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company and its Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers (or, as to workers' compensation or similar insurance, in an insurance fund or by self-insurance authorized by the laws of the jurisdiction in question), insurance with respect to their respective properties and businesses against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such type and in such amounts as are customarily carried under similar circumstances by such other corporations and as are in good faith believed by the Company to be sufficient to prevent the Company and its Subsidiaries from becoming a co-insurer within the terms of the policies in question.

                  5E. BOARD COMMITTEES. The Company has established, or will establish no later than the next regularly scheduled Board meeting (presently scheduled for January 1997), and will cause to remain in existence an audit committee and a compensation committee of its Board of Directors, with such duties and responsibilities typical of audit and compensation committees.

                  5F. CORPORATE EXISTENCE, ETC. The Company and each of its
Subsidiaries will at all times preserve and keep in full force and effect its corporate existence, and rights, licenses and franchises material to its business, and will qualify to do business in any jurisdiction where the failure to do so would have a material adverse effect on the business, condition
(financial or other), assets, properties or operations of the Company or such Subsidiary. The Company will duly call and hold shareholders meetings not less frequently than once each year. The Company will duly call and hold meetings of its Board of Directors (and its audit and compensation committees) not less frequently than once each fiscal quarter.

                  5G. PAYMENT OF TAXES, CLAIMS AND SENIOR DEBT. The Company and each of its Subsidiaries will pay all taxes, assessments and other governmental charges imposed upon them or any of their respective properties or assets or in respect of any of their respective franchises, business income or properties before any significant penalty or significant interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by

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GAAP shall have been made therefor. The Company will duly and punctually pay when due all payments required to be made under and pursuant to the Senior Debt.

                  5H. COMPLIANCE WITH LAWS, ETC. The Company will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any court or other governmental authority (including, without limitation, those related to environmental or ERISA compliance), noncompliance with which could materially adversely affect the business, condition (financial or other), assets, property, operations or prospects of the Company or the Company and its Subsidiaries taken as a whole.

                  5I. SECURITIES FILINGS. From and after the date that any class of the Company's capital stock is traded on the public securities markets, the Company will (i) comply, in all material respects, with the reporting requirements of the Exchange Act and (ii) comply, in all material respects, with all other public information reporting requirements of the Commission that are a condition to the availability of an exemption from the Securities Act (under
Rule 144 and Rule 144A thereof, as amended from time to time, or successor rules thereto or otherwise) for the sale of Common Stock received by any holder of Preferred Stock upon the conversion thereof. The Company will cooperate with each holder in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act (under Rule 144 and Rule 144A thereof or otherwise) for the sale of any such Common Stock.

                  5J. RESERVATION OF SHARES. On or prior to the Closing Date, the Company will reserve and keep reserved at all times sufficient shares of its Common Stock for (i) issuance upon conversion of the Preferred Stock exercise of options pursuant to the Company's Stock Option Plan, and pursuant to the exercise of other options granted by the Company, and (ii) issuance by the Company in the normal course of its business of acquiring and developing practice-based surgery centers and physician practices. Upon conversion of Preferred Stock the Company will promptly issue and deliver the shares of Common
Stock required to be delivered, and such shares, when issued and delivered, will be validly issued, fully paid and nonassessable.

                  5K. HART-SCOTT FILINGS. At the request of any holder of Preferred Stock, the Company or its "ultimate parent" (as defined in the Hart-Scott Act) will promptly prepare and file, or cause to be prepared and filed, any notification or response to any request for additional information required to be filed under the Hart-Scott Act and the rules and regulations promulgated thereunder with respect to the acquisition of shares of Common Stock by such holder upon conversion of such holder's Preferred Stock.

                  5L. USE OF PROCEEDS. The Company will apply the proceeds from the sale and issuance of the Preferred Stock for working capital, acquisitions and Debt repayment.

         6. NEGATIVE COVENANTS. The Company covenants as follows from and after the date of this Agreement through the Closing and until the earliest to occur of (i) a Triggering

                                        8


Event, (ii) a Spin Off, and (iii) the date the Required Holder(s) cease(s) to own 25% or more of the Redeemable Stock or Convertible Stock purchased by them or the Common Stock of the Company received upon conversion thereof (on a fully-diluted and as-converted basis) held by such Required Holder(s), in the aggregate.

                 6A. LIMITATION ON DEBT. The Company will not, and will not permit any of its Subsidiaries to create, assume or incur, or become or at any time be liable in respect of, any Debt:

                  (i) in excess of $40,000,000; or

                  (ii) in violation of any limitation on Debt that has not been waived contained in the Suntrust Agreement, or any amendment, extension, refunding or replacement thereof.

                  6B. RESTRICTIONS ON SALES, MERGERS AND CONSOLIDATIONS. Without the prior written consent of the Required Holder(s), the Company will not, and will not permit any of its Subsidiaries to: (i) lease a Substantial Part of its properties (or any of its divisions or businesses) substantially as an entirety to any Person; (ii) consolidate or merge with any other Person, or sell or otherwise dispose of all or a Substantial Part of its properties or business or any of its divisions or businesses, except in a transaction constituting a Triggering Event; (iii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution); or (iv) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any Substantial Part of its business, property or fixed assets, whether now owned or hereafter acquired, except in a transaction constituting a Triggering Event.

                  6C. RESTRICTIONS ON DIVIDENDS, ISSUANCE OF CAPITAL STOCK.

                  (i) Except as otherwise permitted in this Agreement, the Other Agreements, the Redeemable Certificate of Designation, and the Convertible Certificate of Designation, the Company will not pay any dividends, in cash or otherwise, or make any distributions, to its shareholders, or purchase, redeem or otherwise acquire any of its outstanding Capital Stock, or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any shares of its Capital Stock; provided, however, that the Company may (a) make payments to AHC, pursuant to arms-length management services, administrative services or other agreements approved by the Company's Board of Directors, (b) purchase shares for an aggregate purchase price of not more than $750,000 pursuant to agreements executed by the Company in connection with acquisitions of physician practices, surgery centers and surgery center development transactions, and (c) pay cash in lieu of fractional shares of its Common Stock on exercise of outstanding options to purchase its Common Stock and on conversion of Preferred Stock.

                  (ii) Without the prior written consent (which consent shall not be unreasonably withheld) of the Required Holder(s), the Company will not issue, sell or otherwise dispose of any of its Capital Stock or the Capital Stock of any of its Subsidiaries, other than (a) upon the conversion of shares of Preferred Stock; (b) pursuant to the Stock Option Plan, provided that the shares issued pursuant to options granted thereunder do not exceed 15% of the outstanding shares of Common Stock as of the date hereof; (c) in a Qualified Initial Public Offering; (d) as issued to physicians affiliated with surgery centers or physician practices and in the ordinary course of the Company's acquisitions of physician practices, surgery centers and surgery center development transactions, provided that such shares shall not be issued or sold at less than fair value therefor as determined in accordance with a valuation methodology developed by J.C. Bradford & Co. and generally utilized by the Company; (e) pursuant to a private equity financing which conforms with Section 6C(iii) of the Company in the absence of a Spin Off; or (f) pursuant to a Spin Off, provided that it shall be a condition of the issuance of such shares that the Company obtain a Private Letter ruling from the Internal Revenue Service to the effect that, among other things, the issuance of such shares qualifies as a reorganization within the meaning of Section 368(a)(1)(E) of the Code and the distribution of such shares will qualify as a tax-free distribution under Section 355 of the Code.

                  (iii) The Company shall not issue or sell, any shares of Common Stock or any warrants, options or other rights to subscribe for or purchase any such additional shares at a price per share for which Common Stock is issuable upon the exercise of such warrants, options or other rights that is less than the Current Market Price in effect immediately prior to such issue or sale.

                  (iv) Until the occurrence of a Qualified IPO, the Company shall not undertake an underwritten initial public offering resulting in a sale by the Company of Common Stock to the public at an aggregate offering price for the shares sold for the account of the Company of less than $20,000,000 without the affirmative vote of a majority of the shares of the Series A Redeemable Preferred Stock and the Series B Convertible Preferred Stock voting together as a single class.

                  6D. TRANSACTIONS WITH AFFILIATES. Except as set forth in
SCHEDULE 6D, the Company and its Subsidiaries are not parties to any material contract, agreement or other understanding with any Affiliate. The Company will not, and will not permit any of its Subsidiaries to, make any loans or advances to any of their respective officers, directors, shareholders or Affiliates (other than the Company or another Subsidiary), other than: (a) expense advances made by the Company or such Subsidiary to its officers and employees in the ordinary course of business and (b) other loans and advances to officers of the Company or such Subsidiary in an aggregate principal amount outstanding at any time not to exceed $200,000. The Company will not, and will not permit, any of its Subsidiaries to, engage in any transactions with Affiliates (other than the Company or another Subsidiary) other than in the ordinary course of business and on terms no less favorable to the Company or such Subsidiary than those obtainable from unaffiliated third parties.

                  6E. CHANGE OF ACCOUNTANTS, ACCOUNTING PRACTICES. The Company will not change its accountants without the prior written consent of the Required Holder(s), which consent shall not be unreasonably withheld, and the Company will not change its accounting practices except in compliance with GAAP.

                  6F. LIMITATIONS ON SALE. Except for a Permitted Sale (as defined herein), the Company will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose, in a single transaction or a series of related transactions, a Substantial Part of the Company's stock, property or assets, without the prior written consent of the Required Holder(s). A "Permitted Sale" shall mean (i) the sale, abandonment or other disposition of obsolete or worn out property or assets or property or assets no longer useful in the Company's business in the ordinary course of business; or (ii) the sale or other disposition of any property or assets in the ordinary course of business.

                  6G. CHANGE IN BUSINESS. The Company will not cause or effect a Change in Business.

                  6H. RESTRICTIONS ON PAYMENT. Except as set forth in SCHEDULE 6H, the Company will not be bound by any instrument and will not, and will not permit any of its Subsidiaries to, enter into, become a party to or otherwise become subject to any instrument evidencing or governing the terms of any Debt or other contract or agreement or any amendments or modifications of the foregoing, the provisions of which restrict or limit the Company's ability or obligation to make any payment due in respect of the Preferred Stock or perform its other obligations under this Agreement and the Other Agreements.

                  6I. NO AMENDMENT OF ORGANIZATIONAL DOCUMENTS. The Company will not permit any amendment of or modification to its Articles of Incorporation or Bylaws without the written consent of the Required Holder(s), which consent will not be unreasonably withheld, which amendment or modification would adversely affect the rights of the Purchasers.

                  6J. COMPLIANCE WITH ERISA. The Company will not, and will not permit any of its ERISA Affiliates to:

                  (i) engage in any transaction in connection with which the Company or any of its Subsidiaries could be subject to either a material civil penalty assessed pursuant to section 502(i) or (1) of ERISA or a material tax imposed by section 4975 of the Code;

                  (ii) terminate or partially terminate any Plan, or withdraw or partially withdraw from a Multiemployer Plan, in a manner, or take any other action, which in any case may reasonably be expected to result in any material liability of the Company or any of its ERISA Affiliates to the PBGC or any Multiemployer Plan;

                  (iii) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Company or any of its ERISA Affiliates is required to pay as contributions thereto under section 302 of ERISA and section 412 of the Code, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan (other than a Multiemployer Plan);

                  (iv) fail to make full payment when due of all amounts which, under the provisions of any Multiemployer Plan or collective bargaining agreement, the Company or any of its ERISA Affiliates is required to pay as contributions thereto. The Company agrees (x) upon the request of any Purchaser to use its best efforts to obtain a current statement of withdrawal liability from each Multiemployer Plan to which the Company or any of its ERISA Affiliates contributes or to which the Company or any of its ERISA Affiliates has an obligation to contribute and (y) to transmit a copy of such statement to each Purchaser, so long as such Purchaser or its nominee shall be the holder of any shares of Preferred Stock, and to each other Purchaser, within 15 days after the Company receives the same; or

                  (v) amend or permit an ERISA Affiliate to amend a Plan resulting in an increase in current liability for the plan year such that either the Company or an ERISA Affiliate is required to provide security to such Plan under section 401 (a)(29) of the Code.

                  6K. FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT. The Company will not become a "United States real property holding corporation," as defined in section 897 of the Code and in applicable regulations thereunder.

         7. EVENTS OF DEFAULT. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise), such event shall constitute an Event of Default:

                  (i) the Company defaults in the payment of any other amount due from time to time under this Agreement or any of the Other Agreements (provided that the Company has been notified of such other amount due and such default shall continue for ten days after the date of such notice); or

                  (ii) the Company or any of its Subsidiaries defaults in any payment of principal of or interest on any Debt (excluding trade payables) in excess of $500,000 or any covenant or obligation contained in any document governing the terms of any such debt beyond any period of grace provided with respect thereto and the effect of such failure is to cause such Debt to become due or to be repurchased or otherwise retired prior to stated maturity thereof; or

                  (iii) any representation or warranty made in writing by or on behalf of the Company in this Agreement or in any of the Other Agreements or in any writing furnished in connection with or pursuant to this Agreement or in any of the Other Agreements or in connection with the transactions contemplated by this Agreement shall be false in any material respect on the date as of which made; or

                  (iv) the Company fails to perform or observe any agreement contained in paragraphs 5I or 5J, or paragraph 6, and such default continues for 30 Business Days after notice thereof to the Company; or

                  (v) the Company shall fail to perform or observe any other material agreement, term or condition contained in this Agreement or in any of the Other Agreements, and such failure shall not have been remedied within 30 days after such failure shall first have become known to any Responsible Officer of the Company or written notice thereof shall have been received by the Company (regardless of the source of such notice); or

                  (vi) the Company or any of its Subsidiaries (other than Inactive Companies) makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

                  (vii) any order or decree for relief in respect of the Company or any of its Subsidiaries (other than the Inactive Companies) is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

                  (viii) the Company or any of its Subsidiaries (other than the Inactive Companies) petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any of its Subsidiaries (other than the Inactive Companies), or of any Substantial Part of the assets of the Company or any of its Subsidiaries (other than the Inactive Companies), or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any of its Subsidiaries (other than the Inactive Companies) under the Bankruptcy Law of any other jurisdiction; or

                  (ix) any petition or application described in clause (x) below is filed, or any such proceedings are commenced, against the Company or any of its Subsidiaries (other than the Inactive Companies) and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (x) any order, judgment or decree is entered in any proceedings against the Company or any of its Subsidiaries (other than the Inactive Companies) decreeing the dissolution of the Company or such Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (xi) any order, judgment or decree is entered in any proceedings against the Company or any of its Subsidiaries (other than the Inactive Companies) decreeing a split-up of the Company or such Subsidiary which requires the divestiture of a Substantial Part, or the divestiture of the stock of a Subsidiary of the Company the assets of which constitute a Substantial Part, of the assets of the Company and its Subsidiaries and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (xii) a final judgment (not fully covered by insurance) in an amount in excess of $500,000 is rendered against the Company or any of its Subsidiaries (other than the Inactive Companies) and, within 30 Business Days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged.

                  7A. PURCHASERS' REMEDIES.

                  (i) Upon the occurrence of an Event of Default and subject to any rights of cure set forth in this Agreement, the holder of any shares of Preferred Stock may proceed to protect and enforce its rights under this Agreement and the Articles of Amendment by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. Subject to section 7A(ii), no remedy conferred in this Agreement upon the holder of any shares of Preferred Stock is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

                  (ii) In the event that (a) Suntrust refuses to give its consent pursuant to Exhibit I (the "Consent") to the payment of a dividend, or (b) the enforcement of any right or remedy accorded to the holders pursuant to paragraph 7A would violate, or cause the Company to be in violation of, or otherwise be restricted by, any covenant contained in, any Debt agreement or instrument to which the Company or any of its Subsidiaries is or may be a party and upon the written request by the Company to each holder, the holders agree to not assert any such right or remedy, as the case may be, the Company will thereafter and until Suntrust shall give its consent or until such Event of Default is cured, pay or accrue to the holders a cumulative dividend of 14% of the purchase price per annum per each share of Preferred Stock payable quarterly in cash. Upon such consent or cure by the Company, and upon payment of all due and accrued dividends, the cumulative dividend per share shall thereupon reduce to the dividend, if any, to which the holders would be entitled but for the failure of Suntrust to give its consent or such Event of Default.

         8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

                  8A. ORGANIZATION: CORPORATE AUTHORITY.

                  (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of Tennessee and has all requisite corporate power and authority to own and operate its properties and to carry on its business, as it is now conducted. The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and the Other Agreements and to issue and sell the Preferred Stock as contemplated hereby. The execution, delivery and performance of this Agreement, the Other Agreements and the Preferred Stock have been duly authorized by the Board of Directors and all other necessary action on the part of the Company. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Company. The Company has all requisite power and authority to own or hold under lease the properties it purports to own or hold under lease and to carry on its business as now being conducted.

                  (ii) SCHEDULE 8A is a complete and correct list identifying each Subsidiary of the Company as of the date of this Agreement and showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of securities of such Subsidiary owned by the Company or another Subsidiary of the Company. All of the outstanding shares or other ownership interests of each of the Subsidiaries shown in Schedule 8A have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of any Lien or encumbrance. No Subsidiary of the Company owns any shares or other ownership interests of the Company.

                  Each Subsidiary of the Company is duly organized and validly existing and is duly qualified and in good standing as an entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it requires such qualification, except where failure to be so qualified would not have a materially adverse effect on such Subsidiary. Each such Subsidiary has all requisite power and authority to own or hold under lease the properties it purports to own or hold under lease and to carry on its business as now being conducted.

                  8B. BUSINESS; FINANCIAL STATEMENTS.

                  (i) The Company has furnished the Purchasers with the following financial statements: (i) the audited consolidated and consolidating balance sheets of the Company at December 31, 1995 and the related audited statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995, all reported on by Deloitte & Touche, LLP, and (ii) the unaudited consolidated and consolidating balance sheet of the Company at September 30, 1996 and the related unaudited statement of operations, stockholders' equity and cash flows for the period ended on such date (the "Historical Financial Statements"). The Historical Financial Statements (i) have been prepared in conformity with GAAP applied on a consistent basis and disclose all liabilities, direct and contingent, required to be shown in accordance with such principles and
         (ii) present fairly the financial position of the Company at the dates indicated and results of operations for the periods indicated (subject, in the case of such unaudited financial statements, to normal year-end and audit adjustments and the absence of footnotes).

                  (ii) No document, certificate or written statement furnished to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

                  (iii) Except as set forth in SCHEDULE 8B, no event has occurred peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future would reasonably be expected to (so far as the Company can now reasonably foresee) materially adversely affect the business, prospects, condition (financial or other) or operations of the Company or any of its Subsidiaries which has not been disclosed in this Agreement. The Company and its Subsidiaries have not sustained since September 30, 1996 any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree which is material to the Company or any of its Subsidiaries; and, except as contemplated hereby, since September 30, 1996, there has not been any material change in the outstanding capital stock or long-term or short-term debt of the Company or any of its Subsidiaries or in the capitalization of the Company or any material adverse change, or any development which the Company has reasonable cause to believe (so far as the Company can now reasonably foresee) will involve a prospective material adverse change, in or affecting the business, condition (financial or other), assets, properties, operations or prospects of the Company or any of its Subsidiaries.

                  8C. CAPITAL STOCK AND RELATED MATTERS. As of the Closing Date (or other indicated date) and after giving effect to the transactions contemplated hereby (i) the authorized Capital Stock of the Company will consist of 40,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock, of which 27,292,677 shares of Common Stock and 2,750,000 shares of Preferred Stock will be issued and outstanding, 2,830,000 shares of Common Stock will be reserved for issuance pursuant to the Stock Option Plan, (ii) no shares of Common Stock will be owned or held by or for the account of the Company as treasury stock or otherwise, (iii) the Company will not have outstanding any stock or other securities convertible into or exchangeable for any shares of Capital Stock any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or other) of, or any calls, commitments or claims of any other character relating to the issuance of, any Capital Stock or any stock or preferred stock convertible into or exchangeable for any Capital Stock (other than the Preferred Stock described in clause (i) above or as described in SCHEDULE 8C hereto) and (iv) stock which the Company may issue as a result of any "fundamental regulatory change" pursuant to documents which it has executed in connection with any surgery center acquisition or development transactions. Except pursuant to this Agreement, or as set forth in Schedule 8C, the Company will not be subject to any obligation (contingent or other) to repurchase, otherwise acquire or retire any shares of Capital Stock. Except pursuant to the Shareholders' Agreement, the Registration Agreement, dated as of April 2, 1992, as amended, and all shareholders agreements to which the Company is a party in connection with the acquisition of surgery centers or physician practices or the development of surgery centers, the Company has not granted or agreed to grant any rights relating to the registration of the Common or Preferred Stock under applicable federal and state securities laws, including piggyback rights.

                  8D. LITIGATION. There are no claims, actions, suits, proceedings, labor disputes or investigations in process by or against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened either by a written communication directed to the Company or any of its Subsidiaries or by an oral communication directed to the Company or any of its Subsidiaries by a stockholder of the Company, before any federal or state court, arbitrator or governmental authority by or against the Company or any of its Subsidiaries, except actions, suits or proceedings which (A) individually do not represent a potential claim in excess of $50,000 and (B) in the aggregate, if adversely determined, would not result in any material liability or material adverse change in the business, condition (financial or other), assets, properties, operations or prospects of the Company. There are no such claims, actions, suits, proceedings, disputes or investigations which question the validity or legality of or seek damages in connection with this Agreement or the Other Agreements or any action taken or to be taken pursuant to this Agreement or the Other Agreements. There are no outstanding judgments, decrees or orders of any court or governmental authority against the Company or any of its Subsidiaries which may reasonably be expected to result in any material adverse change in the business, condition (financial or other), assets, properties, operations or prospects of the Company or in any liability on the part of the Company or its Subsidiaries which would be material to the Company or any of its Subsidiaries.

                  8E. OUTSTANDING DEBT. After giving effect to the Closing and the transactions contemplated by this Agreement and the Other Agreements there will exist no default(s) by the Company or any of its Subsidiaries under the provisions of any instrument evidencing any Debt or of any agreement relating thereto which default(s) exceeds $1,000,000 in the aggregate.

                  8F. TITLE TO PROPERTIES. The Company and each of its Subsidiaries has good and marketable title to all of its respective properties and assets, owned by any of them, free and clear of all Liens other than Liens in connection with existing Debt. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases and subleases necessary in any material respect for the operation of its properties and businesses; and none of such leases or subleases contain any unusual and burdensome provisions which might reasonably be expected to materially adversely affect or impair the operation of such properties and businesses. Except to perfect and protect security interests in connection with existing Debt at the time of the Closing, (i) no effective financing statement under the Uniform Commercial Code which names the Company or any of its Subsidiaries as debtor or lessee will be on file in any jurisdiction and (ii) neither the Company nor any of its Subsidiaries will have signed any effective financing statement or any effective security agreement authorizing any secured party thereunder to file any such financing statement.

                  8G. TAXES. The Company and each of its Subsidiaries has filed all tax returns required by law to be filed by it (or obtained valid extensions thereof), and all taxes, assessments and other governmental charges levied upon the Company or any of its Subsidiaries or any of their respective properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest, have been paid, other than charges or claims being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which an accrual or other appropriate provision, if any, as required by GAAP shall have been made therefor. There are no tax liens upon any assets of the Company or any of its Subsidiaries.

                  8H. CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution or delivery of this Agreement or the Preferred Stock or the Other Agreements, nor the offering, issuance and sale of the Preferred Stock, nor fulfillment of or any compliance with the terms and provisions hereof and thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or Bylaws of the Company or any of its Subsidiaries, any award of any arbitrator or any material agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries, or any of their respective properties or assets is subject. Other than with respect to the Suntrust Agreement, the Company is not a party to or otherwise subject to any contract or agreement which limits the amounts of, or otherwise imposes restrictions on, the incurring of Debt or which contains dividend or redemption limitations on any Capital Stock of the Company, or which restricts the issuance of the Preferred Stock, except for this Agreement.

                  8I. PATENTS, ETC. All patents, trademarks, service marks, trade names, licenses, franchises or other rights (collectively, "Intangible Rights") owned or held by the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries are described on SCHEDULE 8I hereto. All such Intangible Rights are free and clear of any Lien. Nothing has come to the attention of the Company and its Subsidiaries to the effect that (i) any activity in operating the business of the Company and its Subsidiaries as presently conducted or as proposed to be conducted may infringe any patent, trademark, service mark, trade name, copyright, permit, license, franchise or other right owned by any other Person, (ii) there is pending or threatened any claim or litigation against or affecting the Company or any of its Subsidiaries contesting its right to carry on such activities or (iii) there is, or there is pending or proposed, any statute, law, rule, regulation, standard or code which would prevent or inhibit, or substantially reduce the projected revenues of, or otherwise adversely affect the business, condition (financial or other), or operations of, the Company or any of its Subsidiaries, other than any statute, law, rule, regulation, standard or code which would be applicable to all companies or other businesses conducting business in the applicable jurisdiction.

                  8J. PRIVATE OFFERING. Neither the Company nor anyone acting on behalf of the Company has, directly or indirectly, offered any of the Preferred Stock or any similar security of the Company, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of any of the Preferred Stock to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

                  8K. BROKER'S OR FINDER'S COMMISSIONS; TRANSACTION FEES. No broker's or finder's fee, commissions (whether payable in cash, any equity interest in the Company or any of its Subsidiaries or Affiliates, or any other form of compensation), or other transaction fees will be payable by the Company with respect to the issuance and sale of the Preferred Stock or the transactions contemplated hereby, other than the Transaction Fees and fees payable to J.C. Bradford & Co. with respect thereto.

                  8L.  COMPLIANCE WITH LAW.

                       (a) Neither the Company nor any of its Subsidiaries has received notice of or citation or summons for, and no complaint has been filed, no penalty has been assessed and no investigation or review is in process or, to the best knowledge of the Company, threatened by any governmental authority with respect to, any violation or alleged violation of any law, regulation, order or other legal requirement, or failure by the Company or any of its Subsidiaries to have any permit, certificate, license, approval, registration or authorization required in connection with the operation of its business, other than where such violation or failure would not reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties, operations or prospects of the Company. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to or in connection with its business or any of its assets, properties or operations.

                   (b) With respect to the operation of its business, the Company and each of its Subsidiaries possesses and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations required under all applicable laws, rules and regulations, all of which are in full force and effect, and the business has been conducted and is now being conducted in compliance with all applicable laws, rules, regulations, judgments and orders of the United States, its states, counties, municipalities and agencies and of any other jurisdiction, including, without limitation, laws, rules and regulations relating to pollution and environmental control, equal employment opportunity, health and safety, the provision of health care services, insurance and zoning, except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties, operations or prospects of the Company.

                  8M. INVESTMENT COMPANY ACT. Neither the Company nor any of its Subsidiaries is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  8N. PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Company nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                  8O. GOVERNMENTAL CONSENTS, ETC. No consent, approval authorization, exemption or other action by, or notice to or filing with, any court or administrative or governmental body which has not been obtained, taken or made is required in connection with the execution and delivery of this Agreement and the Other Agreements or the consummation of the transactions contemplated hereby or thereby or fulfillment of or compliance with the terms and provisions hereof.

                  8P. COMPLIANCE WITH ERISA.

                      (a) Prohibited Transactions. Neither the Company nor any ERISA Affiliate has engaged in a transaction in connection with which the Company could be subject to a material liability for either a civil penalty assessed pursuant to section 502(i) or (1) of ERISA or a tax imposed by section 4975 of the Code.

                      (b) Plan Termination; Material Liabilities. There has been no termination or partial termination of a Plan or trust, insurance contract or other funding arrangement maintained or created under any Plan that would give rise to a material liability to the PBGC on the part of the Company or an ERISA Affiliate. No material liability to the PBGC has been or is expected to be incurred with respect to any Plan by the Company or an ERISA

Affiliate. The PBGC has not instituted proceedings to terminate any Plan with respect to which the Company or an ERISA Affiliate has liabilities. There exists no condition or set of circumstances which presents a material risk of termination or partial termination of any Plan by the PBGC. The Company and each ERISA Affiliate have paid all premiums to the PBGC when due.

                  (c) Accumulated Funding Deficiency. Full payment has been made of all amounts which are required under the terms of each Plan to have been paid or accrued as contributions to such Plan as of the last day of the most recent fiscal year of such Plan ended on or before the date of this Agreement (except such contributions as have not been made but that can be timely made at a later date without penalty in accordance with sections 412 and 4971 of the Code), and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan. Neither the Company nor an ERISA Affiliate has failed to make a required installment under section 412(m) of the Code.

                  (d) Relationship Of Benefits to Pension Plan Assets. The current value of the "benefit liabilities" (as defined in section 4001 (a)(16) of ERISA) of each Plan subject to Title IV of ERISA and section 412 of the Code does not exceed the fair market value of the assets of such Plan, except, in the case of Plans established after the date hereof, as permitted by the applicable funding requirements of Section 412 of the Code. Neither the Company nor any ERISA Affiliate is required to provide security to any Plan. No Lien under section 412(n) of the Code or sections 302(f) or 4068 of ERISA has been or is reasonably expected by the Company to be imposed on the assets of the Company or any ERISA Affiliate.

                  (e) Compliance with ERISA. All Plans which are intended to be "qualified" have been determined by the Internal Revenue Service to be "qualified" under section 401 (a) of the Code. All Plans and Welfare Plans contributed to or maintained by the Company or an ERISA Affiliate have been administered substantially in compliance with ERISA and the applicable provisions of the Code. There are no pending issues before the Internal Revenue Service or any court of competent jurisdiction related to the qualification of, or payment of benefits under, any Plan or Welfare Plan.

                  (f) Execution of Agreements; Purchase and Sale of Preferred Stock, etc. The execution and delivery of this Agreement, the issue and sale of the Preferred Stock and the consummation of the transactions contemplated by this Agreement and the Other Agreements will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of the Purchasers' representations in paragraph 9 as to the source of funds used to pay the purchase price of the Preferred Stock.

                  8Q. MATERIAL AGREEMENTS. This Agreement, the Other Agreements and the existing Debt facilities and the agreements contemplated hereby and thereby and the agreements set forth on SCHEDULES 8Q and 8T comprise all material agreements, contracts and other arrangements (collectively, "Contracts") to which the Company is a party, other than agreements executed in connection with physician practice acquisitions, surgery center acquisition and development transactions and the operations thereof, including, without limitation, contracts or other agreements for the employment or compensation of any officer, director, stockholder, consultant or key employee of the Company, joint venture agreements, or similar arrangements, contracts or other agreements of the Company. No party to any Contracts has given the Company written notice of or made a claim with respect to any breach or default under any such Contract the consequences of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties, operations or prospects of the Company. Each of the Contracts is valid, binding and enforceable to the best of the Company's knowledge against the other parties thereto, in accordance with its terms and is in full force and effect. Each of the Company, and, to the best of the Company's knowledge, each of the other parties thereto, has performed all material obligations required to be performed by it to date under, and is not in default in respect of, any of the Contracts and, to the best of the Company's knowledge, no event exists which, with notice or lapse of time, or both, would constitute such a default, other than where failure to perform such obligations or such default would not reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties, operations or prospects of the Company.

                  8R. ENVIRONMENTAL MATTERS.

                      (a) To the best of the Company's knowledge, none of the real property owned or leased by the Company or any of its Subsidiaries (the "Real Property") contains or has previously contained any hazardous or toxic wastes or substances or underground storage tanks.

                      (b) To the best of the Company's knowledge, the Real Property is in compliance with all applicable federal, state and local environmental standards and requirements affecting such Real Property and, to the best of the Company's knowledge, there are no environmental conditions which could interfere with the continued use of the Real Property.

                       (c) Neither the Company nor any of its Subsidiaries has received any notice of violation or advisory action from any regulatory agency regarding environmental laws or regulations or permit regulations.

                       (d) To the best of the Company's knowledge, neither the Company nor any of its Subsidiaries has transferred hazardous waste from any of the Real Property to any other location which is not in compliance with all applicable environmental laws and regulations and permit regulations.

                       (e) With respect to the Real Property, there are no proceedings, governmental administrative actions or judicial proceedings pending or, to the best knowledge of the Company, threatened under any federal, state, or local law regulating the discharge of hazardous or toxic materials or substances into the environment, in which the Company or any of its Subsidiaries is named as a party.

                  8S. FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT. As of the date hereof and as of the Closing Date, the Company is not a "United States real property holding corporation," as defined in section 897 of the Code and in applicable regulations thereunder.

                  8T. LEASES. SCHEDULE 8T sets forth a list of all material real and personal properties in which the Company has a leasehold or concession interest and which are used in connection with its business (each a "Lease" and, collectively, the "Leases"), other than Leases executed or assumed in connection with physician practice acquisitions, surgery center acquisition and development transactions and the operations thereof, including, without limitation, all material leases of equipment, machinery, furniture, vehicles and tangible personal property. No party to any Lease has given the Company written notice of or made a claim with respect to any breach or default under any such Lease the consequences of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties, operations or prospects of the Company. Each of the Leases is valid, binding and enforceable to the best of the Company's knowledge against the other parties thereto, in accordance with its terms and is in full force and effect. Each of the Company and, to the best of the Company's knowledge, each of the other parties thereto, has performed all material obligations required to be performed by it to date under, and is not in default in respect of, any of the Leases and, to the best of the Company's knowledge, no event exists which, with notice or lapse of time, or both, would constitute such a default, other than where failure to perform such obligations or such default would not reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties, operations or prospects of the Company.

                  8U. PROFESSIONAL LIABILITY. Except for lawsuits, claims (asserted or unassorted), damages and expenses adequately covered by insurance, there are no liabilities of the Company or any of its Subsidiaries, fixed or contingent, asserted or, to the best knowledge of the Company, unasserted, with respect to any professional services liability or any similar claim that relates to any services performed in connection with the business of the Company or any of its Subsidiaries prior to the Closing Date, except where such liabilities do not or would not reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, properties, operations or prospects of the Company.

                  8V. EMPLOYEE MATTERS. There are no open National Labor Relations Board claims, petitions, proceedings, charges, complaints or notices with respect to the Company or any of its Subsidiaries, (b) the Company and its Subsidiaries have no labor negotiations in process with any labor union or other labor organization, (c) no labor disputes, including, but not limited to, strikes, slowdowns, picketing or work stoppages or other labor difficulty exist or to the best of the Company's knowledge are threatened, with respect to any employees of the Company or any of its Subsidiaries, (d) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement relating to the employees of the Company or any of its Subsidiaries is in process, and to the best knowledge of the Company, no claim thereunder exists, (e) neither the Company nor any of its Subsidiaries is experiencing any labor disputes, including but not limited to strikes, slowdowns, picketing or work stoppages with respect to the employees of the Company or any of its Subsidiaries and (f) no "plant closing" or "mass layoff" has been effectuated by the Company or any of its Subsidiaries (in each case as defined in the Worker Adjustment and Retraining Notification Act (29 U.S.C. ss. 2101, et seq.), as amended). To the best knowledge of the Company, there are no efforts in process by unions to organize any employees of the Company who are not now represented by recognized collective bargaining agents.

                  8W. SOLVENCY. As of and at the Closing, upon consummation of the transactions contemplated by this Agreement and the Other Agreements, each of the Company and its Subsidiaries:

                  (i) is and will be able to pay its debts as they become due;

                  (ii) owns and will own property whose fair saleable value is greater than the amount required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities);

                  (iii) has and will have adequate capital to carry on its business, and has and will have capital which is not unreasonably small for the businesses in which it is engaged or proposes to engage; and

                  (iv) is making no transfer of property and is incurring no obligation in connection with the transactions contemplated by this Agreement and the Other Agreements with the intent to hinder, delay or defraud any of the present or future creditors of such company.

                  8X. PROJECTIONS. The projections set forth in the Offering Memorandum, reflect the Company's management's good faith estimate that such projections are reasonable and attainable when taken in the aggregate.

         9. REPRESENTATIONS AND AGREEMENTS OF THE PURCHASERS. Each of the Purchasers represents, and in making this sale to such Purchaser it is specifically understood and agreed, that (i) each institutional Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, having the corporate or other power and authority to execute, deliver and perform this Agreement and the Other Agreements and has taken all action required by law, the Purchaser's governing documents or otherwise to authorize such execution, delivery and performance, (ii) the Purchaser is purchasing the Preferred

Stock for the Purchaser's own account, for investment purposes and not with a view to or for sale in connection with any distribution thereof in violation of applicable federal and state securities laws, (iii) the Purchaser has received, or has had access to, all information which it considers necessary or advisable to enable the Purchaser to make a decision concerning its purchase of the Preferred Stock, and possesses such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the Purchaser investment hereunder, and (iv) the source of the funds used by such Purchaser to purchase the Preferred Stock or otherwise to effect the transactions contemplated hereunder will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code, provided the Company is neither a "party in interest," as such term is defined in section 3(14) of ERISA, nor a "disqualified person," as such term is defined in section 4975(e)(2) of the Code, with respect to any "employee benefit plan," as such term is defined in section 3(3) of ERISA, whose assets include such source of funds for purposes of Department of Labor regulations at 29 CFR 2510.3-101.

                  By accepting any Preferred Stock, each holder of any Preferred Stock that receives any information with respect to the Company or any Subsidiary agrees to use each holder's best efforts not to disclose any such information that should reasonably be expected by the recipient to be confidential and proprietary to the Company without the prior consent of the Company (other than to such holder's employees, auditors or counsel, its limited partners or to another holder of shares of Preferred Stock) provided that any such holder may disclose any such information (a) as has become generally available to the public, (b) upon prior notice to the Company (i) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal or other national regulatory body having or claiming to have jurisdiction over such holder, (ii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (iii) in order to comply with any law, order, regulation or ruling applicable to such holder, or (iv) to the prospective transferee in connection with any contemplated transfer of any of the Preferred Stock by such holder and provided further that the foregoing restrictions shall not apply to any information with respect to the Company or any Subsidiary that such holder of Preferred Stock acquires, develops or receives from a source other than the Company or a Person which, to the holder's knowledge, would be in violation of any confidentiality agreement with the Company by disclosing such information.

         10. DEFINITIONS. For the purpose of this Agreement, the terms defined in paragraphs 1, 2 and 3 and elsewhere in this Agreement shall have the respective meanings specified therein, and, except as otherwise indicated, the following additional terms shall have the meanings specified with respect thereto below:

         "AFFILIATE" shall mean, with respect to any Person, other than AHC, directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. The term Affiliate shall include, without limitation, (i) any director or executive officer of such Person or of an Affiliate of such Person, (ii) any group, acting in concert, of such director, executive officer or relative (a "group"), (iii) any Person controlled by any such director, executive officer or group, and (iv) any Person or group which beneficially owns or holds 10% or more of any class of voting securities or a 10% or greater equity or profits interest in such Person. The term Affiliate shall not include the Purchasers and any Transferee that might be deemed to be an Affiliate solely by reason of its ownership of the Preferred Stock (or any other securities issued in exchange for any such Preferred Stock) or by reason of its benefiting from any agreements or covenants of the Company or its Subsidiaries contained in or contemplated by this Agreement. The term control (including, with correlative meanings, controlling, controlled by or under common control with) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

         "AHC" means American Healthcorp, Inc.

         "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company.

         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Washington, D.C. are required or authorized to be closed.

         "CAPITAL STOCK" shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) corporate stock.

         "CHANGE IN BUSINESS" with respect to the Company shall mean any change in or addition to the primary business of the Company that has not been approved by the Required Holder(s) such that more than 20% of the Consolidated Net Earnings of the Company are derived from a business other than the Current Business.

         "CHANGE IN CONTROL" shall mean the occurrence of any of the following events: (a) the sale, lease or other disposition of all or substantially all of the Capital Stock or assets of the Company (other than in an initial public offering), or a merger or consolidation of the Company with or into another entity in a transaction in which the shareholders of the Company own less than 50% of the voting securities of the surviving or resulting corporation immediately after such merger or consolidation; or (b) any liquidation, dissolution or winding up of the Company.

         "CHP" shall have the meaning specified in the first paragraph hereof.

         "CLOSING" shall have the meaning specified in paragraph three hereof.

         "CLOSING DATE" shall have the meaning specified in paragraph three hereof.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "COMMON STOCK" shall have the meaning specified in the recitals to this Agreement

         "COMMISSION" shall mean the United States Securities and Exchange Commission or any governmental body or agency succeeding to the functions thereof.

         "COMPANY SALE" shall mean (i) the sale or other disposition by the Company of all or substantially all of the stock or assets of the Company to an independent third party in an arms-length transaction, including disposition by merger, share exchange or lease yielding net proceeds to the Company of at least $25,000,000, or in the event that the Company has completed a Spin Off, such disposition yielding to the Company and/or its Shareholders net cash proceeds or freely marketable securities of at least $20,000,000.

         "CONSOLIDATED NET EARNINGS" means consolidated gross revenues of the Company and its Subsidiaries less all operating and nonoperating expenses of the Company and its Subsidiaries, including all charges of a proper character (including current and deferred taxes on income, provision for taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), all determined in accordance with GAAP applied on a basis consistent with prior years, but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets) any gains resulting from the write-up of assets, any gains resulting from an acquisition by the Company or any of its Subsidiaries at a discount of any Debt of the Company or any of its Subsidiaries, any equity of the Company or any of its Subsidiaries in the unremitted earnings of any corporation which is not a Subsidiary of the Company, any earnings of any Person acquired by the Company or any of its Subsidiaries through purchase, merger or consolidation or otherwise for any time prior to the date of acquisition, or any deferred credit representing the excess of equity in any Subsidiary of the Company at the date of acquisition over the cost of the investment in such Subsidiary.

         "CONVERTIBLE DESIGNATION" shall have the meaning accorded such term in paragraph 1.

         "CONVERTIBLE STOCK" shall have the meaning specified in paragraph 1.

         "CONTRACTS" shall have the meaning specified in paragraph 8Q.

         "CONVERTIBLE STOCK" shall have the meaning specified in paragraph 1.

         "CURRENT BUSINESS" shall mean the business of the Company as described in the Offering Memorandum.

         "DEBT" means, with respect to any Company, all obligations of the Company, contingent or otherwise, which in accordance with GAAP would be classified on a balance sheet of the Company as liabilities of the Company, but in any event including (a) liabilities secured by any mortgage, pledge or lien existing on Property owned by the Company and subject to such mortgage, pledge or lien, whether or not the liability secured thereby shall have been assumed by the Company, (b) all indebtedness and other similar monetary obligations of the Company, (c) all guaranties, obligations in respect of letters of credit, endorsements (other than endorsements of negotiable instruments for purposes of collection in the ordinary course of business), obligations to purchase goods or services for the purpose of supplying funds for the purchase of payment of Debt of others and other contingent obligations in respect of, or to purchase, or otherwise acquire, or advance funds for the purchase of, Debt of others, (d) all obligations of the Company to indemnify another Company to the extent of the amount of indemnity, if any, which would be payable by the Company at the time of determination of Debt and (e) all obligations of the Company under capital leases.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which together with the Company is treated as a "single employer" under sections (b), (c), (m), (n) or (o) of section 414 of the Code; provided that in no event shall Electra or any of its Affiliates be deemed to be an ERISA Affiliate for purposes of this Agreement.

         "EVENT OF DEFAULT" shall mean any of the events specified in paragraph 7, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXPENSES" shall have the meaning specified in paragraph 12B hereof.

         "GAAP" shall mean generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "INACTIVE COMPANIES" shall mean all corporations, partnerships, joint ventures or other entities in which the Company owns at least 5% of the outstanding interests and that do not conduct any business or own any material assets.

         "LEASE" shall have the meaning specified in paragraph 8T.

         "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "MULTIEMPLOYER PLAN" shall mean "multiemployer plan" (as such term is defined in section 3(37) of ERISA and section 414(f) of the Code) to which contributions are or have been made by the Company or any of its Subsidiaries.

         "OFFERING MEMORANDUM" means the Confidential Offering Memorandum described in paragraph 4K.

         "OFFICERS' CERTIFICATE" shall mean a certificate signed in the name of the Company by its Chief Executive Officer, President or its Vice Presidents and by its Chief Financial Officer, Treasurer or Controller.

         "OTHER AGREEMENTS" shall mean, collectively, the Preferred Stock, the Shareholders' Agreement and the Registration Agreement dated as of April 2, 1992 between the Company and the Investors named therein.

         "PBGC " shall mean the Pension Benefit Guaranty Corporation or any corporation or governmental body or agency succeeding to the functions thereof.

         "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         "PLAN" shall mean an employee pension benefit plan within the meaning of section 3(2) of ERISA, maintained or contributed to by the Company or an ERISA Affiliate.

         "PREFERRED STOCK" means the Company's Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock sold to Purchasers pursuant to this Agreement.

         "PURCHASERS" shall have the meaning specified in the first paragraph hereof.

         "QUALIFIED INITIAL PUBLIC OFFERING" mean (i) an initial public offering of Common Stock of the Company yielding net cash proceeds to the Company of at least $25,000,000 or (ii) in the event that the Company has completed a Spin Off; a public offering of Common Stock of the Company yielding net cash proceeds to the Company and/or its Shareholders of at least $20,000,000.

         "REAL PROPERTY" shall have the meaning specified in paragraph 8R.

         "REDEEMABLE DESIGNATION" shall have the meaning accorded to it in paragraph 1.

         "REDEEMABLE STOCK" shall have the meaning specified in paragraph l.

         "REQUIRED HOLDER(S)" shall mean (i) Electra for so long as it holds at least 50% of the shares of the Redeemable Stock, the Convertible Stock or Common Stock of the Company received on conversion thereof (on a fully-diluted and as-converted basis) held by it upon the Closing hereunder, and (ii) CHP for so long as it holds at least 50% of the shares of the Redeemable Stock, the Convertible Stock or Common Stock of the Company received on conversion thereof (on a fully-diluted and as-converted basis) held by it upon the Closing hereunder.

         "RESPONSIBLE OFFICER" shall mean, with respect to the Company, its Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, Secretary, and any Vice President.

         "PREFERRED STOCK" shall have the meaning specified in paragraph 1.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SENIOR DEBT" shall mean existing senior indebtedness and any extension, refunding or replacement thereof from time to time with the same or different lenders subject to the restrictions of Section 6A.

         "SHAREHOLDERS' AGREEMENT" shall have the meaning specified in paragraph 4C.

         "SPIN OFF" means the recapitalization of all of the issued and outstanding Common Stock in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(i)(E) of the Internal Revenue Code of 1986, as amended, and the distribution of all shares of Common Stock held by AHC pro rata among the shareholders of AHC in a tax-free distribution under Section 355 of the Code.

         "STOCK OPTION PLAN" means the Company's 1992 Stock Option Plan, as it may be amended from time to time and any other similar share incentive plans which the Company may adopt and any options granted to members of the Board of Directors and Medical Directors of the Company.

         "SUBSIDIARY" means any corporation or other entity of which more than fifty percent (50%) of the issued and outstanding voting power is owned or controlled at the time as of which any determination is being made directly or indirectly, by the Company or one or more of the Company's Subsidiaries.

         "SUBSTANTIAL PART" shall mean, as of any date, assets (i) having a net book value equal to or in excess of 20% of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or (ii) which have provided 20% or more of Consolidated Net Earnings in the most recent fiscal year of the Company.

         "SUNTRUST" means Suntrust Bank, Nashville, NA.

         "SUNTRUST AGREEMENT" means that certain Amended and Restated Loan Agreement between the Company and Suntrust, dated as of June 25, 1996, as amended from time to time.

         "TRANSACTION FEE" shall have the meaning specified in paragraph 3 hereof.

         "TRANSFEREE" shall mean any direct or indirect transferee of all or any part of any Preferred Stock issued under this Agreement.

         "TRIGGERING EVENT" shall mean the occurrence of either

                  (a)      a Company Sale or

                  (b)      a Qualified Initial Public Offering.

         "WELFARE PLAN" shall mean an employee welfare benefit plan within the meaning of section 3(1) of ERISA, maintained or contributed to by the Company or an ERISA Affiliate.

          11. INDEMNIFICATION.

              11A. INDEMNIFICATION BY COMPANY. The Company agrees to indemnify, defend, and hold the Purchasers harmless from and against all claims, demands, losses, liabilities or judgments including, without limitation, all interest, penalties, fines and other sanctions, and any reasonable costs or expenses in connection therewith, including, without limitation, attorneys' fees and expenses, arising out of or in connection with (i) the breach or failure by the Company or its Subsidiaries to observe, pay or perform any of its or their respective warranties, representations, covenants or agreements set forth herein and (ii) any violation by the Company or its Subsidiaries of any applicable statute, law or regulation relating to the environment or occupational health or safety, or any material expenditures required to comply therewith.

              11B. INDEMNIFICATION BY PURCHASERS. The Purchasers hereby agree to indemnify, defend, and hold the Company harmless from and against all claims, demands, losses, liabilities or judgments, including, without limitation, all interest, penalties, fines and other sanctions, and any reasonable costs or expenses in connection therewith, including, without limitation, attorneys' fees and expenses, arising out of or in connection with the breach or failure by the Purchasers to observe, pay or perform any of the warranties, representations, covenants or agreements set forth herein.

              11C. PROCEDURES UNDER INDEMNIFICATION. In the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by any person in respect of which payment may be sought by either party from the other party under the provisions of this paragraph 11, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any claim of which it has knowledge and which is covered by this paragraph 11 to be forwarded to the party from which indemnification is sought (the "Indemnitor"); provided, however, that failure to give notice shall not relieve the Indemnitor of its indemnity obligation, except to the extent the Indemnitor is actually prejudiced in its defense of the action as a result of such failure. The Indemnitor shall have the right, at its option and at its expense, to be represented by counsel of its choice and to participate in, or to take exclusive control of, the defense, negotiation and/or settlement of any proceeding, claim or demand which relates to any losses or potential losses indemnified against hereunder provided that (i) the Indemnitor acknowledges in writing its obligation to fully indemnify the Indemnitee pursuant to paragraph 11A or 11B, as applicable, with respect to such claim or demand and (ii) such claim or demand involved seeks (and continues to seek) solely monetary damages, and provided, further, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense. To the extent that the Indemnitor elects not to defend or settle, or fails to adequately defend or prosecute, such proceeding, claim or demand, the Indemnitee may in accordance with its good faith business judgment elect reasonably to defend against, settle or otherwise deal with any such proceeding, claim or demand. Any settlement shall be made only with the consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed, and shall be deemed given by the Indemnitee unless the Indemnitee shall notify the Indemnitor of its objection to such settlement and the reasons for such objection by notice given within ten (10) days after such consent shall be requested by the Indemnitor). Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement which commits the Indemnitee to take, or to forbear from taking, any action. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand, provided that Indemnitor shall reimburse Indemnitee for all reasonable out-of-pocket expenses in connection therewith. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal such final judgment or award shall have expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter and the Indemnitor shall be required to pay all of such sums owing by reason of such judgment, award or settlement to the Indemnitee by wire transfer in immediately available funds within thirty (30) days after the date of such notice. If defendants in any action include both the Indemnitor and the Indemnitee, and (a) the Indemnitee shall have been advised by its counsel that there may be legal defenses available to the Indemnitee which are different from or additional to those available to the Indemnitor or (b) if there are any conflicts of interest between the Indemnitor and the Indemnitee with respect to such action, the Indemnitee shall have the right to employ its own counsel in such action, and in such event, the fees and expenses of such counsel shall be borne by the Indemnitor and shall be advanced by the Indemnitor to the Indemnitee as they are incurred.

         12. MISCELLANEOUS.

             12A. PAYMENTS. The Company agrees that, so long as the Purchasers shall hold any Preferred Stock it will make payments, if any, with respect to the Preferred Stock, in compliance with the terms of this Agreement, by wire transfer of immediately available funds for credit to: (i) in the case of Electra, NatWest Bank N.A., New York, New York, ABA No. 021 200339 for the account of Electra Investment Trust, P.L.C., account number 2753 10 3670, (ii) in the case of CHP, NationsBank, N.A., Washington, D.C., ABA No. 054001204 for the checking account of Capitol Health Partners, L.P., account number 1933056188, (iii) in the case of Michael E. Stephens, Am South Bank, ABA No. 062000019, For Further Credit To Michael E. Stephens, Account No. 12781304 or
(iv) to such other account or accounts as the Purchasers or any other holder of the Preferred Stock may designate in writing, notwithstanding any contrary provision herein with respect to the place of payment. The Company agrees to afford the benefits of this paragraph 12A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 12A.

             12B. EXPENSES AND FEES. The Company agrees, provided the transactions hereby contemplated shall be consummated, to pay, and save the Purchasers and their Affiliates harmless against liability for the payment of, all reasonable out-of-pocket expenses of the Purchasers arising in connection with this Agreement, the Preferred Stock, the Other Agreements and the transactions contemplated hereunder and thereunder, including, without limitation, the following expenses incurred by Electra and/or CHP (the "Electra Expenses" and the "CHP Expenses", respectively): (i) all document production and duplication charges, (ii) all fees and expenses of Electra and CHP's counsel, accounting firm and other advisers engaged by such Purchasers or any of their Affiliates in connection with this Agreement and the Other Agreements and the transactions contemplated hereunder and thereunder, (iii) all expenses, including attorneys' fees and expenses, incurred by Electra or CHP or any of their Affiliates or Transferees with respect to the enforcement of any rights or provisions of any such agreement or instrument, or in responding to any subpoena or other legal process issued in connection with such agreements and instruments or the transactions contemplated hereunder or thereunder, or in connection with any subsequent proposed modification of, or proposed consent under, this Agreement or the Other Agreements, whether or not such proposed modification shall be effected or proposed consent granted, and (iv) all expenses incurred in connection with the printing of such agreements and instruments which may be payable in respect of the execution and delivery of such agreements or instruments, or the issuance, delivery or purchase by the Purchasers of any shares of Preferred Stock.

             12C. CONSENT TO AMENDMENT; WAIVERS. This Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act or covenant herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Required Holder(s), and each holder of any shares of Preferred Stock at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 12C, whether or not the shares of Preferred Stock shall have been marked to indicate such consent, but any shares of Preferred Stock issued thereafter may bear a notation referring to any such consent; provided that without the written consent of the holder or holders of all the Preferred Stock at the time outstanding, no consent, amendment or waiver to or under this Agreement shall affect the exchange, conversion or put rights of the Preferred Stock, or reduce the proportion of the amount of shares of Preferred Stock required with respect to any consent, amendment or waiver of, or contemplated by, this Agreement or alter the rights or obligations of any holder of Preferred Stock without so altering the rights or obligations of all holders of Preferred Stock. No course of dealing between the Company and a holder of Preferred Stock nor any delay in exercising any rights hereunder or under the Preferred Stock shall operate as a waiver of any rights of any holder of Preferred Stock. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         12D. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement, the Other Agreements and the Preferred Stock, the transfer by the Purchasers of any shares of Preferred Stock or portion thereof or interest therein, and may be relied upon by any Transferee regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Other Agreements and the Preferred Stock embody the entire agreement and understanding among the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

         12E. SUCCESSORS AND ASSIGNS. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

         12F. NOTICES. All written communications provided for hereunder shall be sent by first-class mail or nationwide overnight delivery service (with charges prepaid) or via receipted facsimile transmission and shall be directed to the holder at the holder's last requested address or facsimile number:

                  If to Electra:

                           Electra Investment Trust, P.L.C.
                           65 Kingsway
                           London, England WC2B 6QT
                           Attention: Philip J. Dyke, Company Secretary
                           Telecopy No.: 011-44-71-404-5388
                  with copies to:

                           Electra, Inc.
                           70 East 55th Street
                           New York, New York 10022
                           Attention: Scott D. Steele
                           Telecopy No.: (212) 319-3069

                  and

                           Willkie Farr & Gallagher
                           One Citicorp Center
                           153 East 53rd Street
                           New York, New York 10022
                           Attention: Peter J. Hanlon, Esq.
                           Telecopy No.: (212) 821-8111

                  If to CHP:

                           Capitol Health Partners, L.P.
                           3000 P Street, N.W.
                           Washington, D.C. 20005
                           Attention: Debora A. Guthrie
                           Telecopy No.: (202) 965-2344

                  with copies to:

                           Manatt, Phelps & Phillips, LLP
                           1501 M Street N.W.
                           Washington, D.C. 20009
                           Attention: Joseph F. Kelly, Jr.
                           Telecopy No.: (202) 463-4394

                  If to Michael E. Stephens:

                           One Perimeter Park South
                           Suite 100N
                           Birmingham, AL 35243
                           Telecopy No.: (205) 970-6524
         with copies to:

                           Bradley, Arant Rose & White
                           2001 Park Place
                           Suite 1400
                           Birmingham, AL 35203
                           Attention: Thomas Carruthers
                           Telecopy No.: 205/252-0264

         If to any other holder of any shares of Preferred Stock addressed to such holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such shares of Preferred Stock which shall have so specified an address. Each party may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

                  If to the Corporation:

                           AmSurg Corp.
                           One Burton Hills Boulevard
                           Suite 350
                           Nashville, TN 37215
                           Attention: Claire M. Gulmi
                           Telecopy No. (615) 665-0755

                  with copies to:

                           Bass, Berry & Sims PLC
                           2700 First American Center
                           Nashville, TN 37238
                           Attention: Cynthia Y. Reisz
                           Telecopy No.: (615) 742-6293

         12G. DESCRIPTIVE HEADINGS, ETC. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. References herein to a paragraph are, unless otherwise specified, to one of the paragraphs of this Agreement and references to an "Exhibit" are, unless otherwise specified, to one of the Exhibits to this Agreement.

         12H. GOVERNING LAW; RESOLUTION OF DISPUTES. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York without regard to the conflicts of laws provisions thereof. The Company and the Purchasers shall not seek a jury trial in any action based upon or arising out of this Agreement or any related document or agreement. The Company will not seek to consolidate any such action with any other action in which trial by jury has not been waived.

         12I. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the date first above written.


                              AMSURG CORP.

                              By:
                                 ---------------------------------
                                       Title

                              ELECTRA INVESTMENT TRUST, P.L.C.

                              By:
                                 ---------------------------------
                                       Title


                              CAPITOL HEALTH PARTNERS, L.P.

                              By: CAPITOL HEALTH ADVISORS, L.P.
                              Its General Partner

                              By: CAPITOL HEALTH, INC.
                              Its General Partner

                              By:
                                  --------------------------------
                                       Debora A. Guthrie
                                       President

                               -----------------------------------
                                       Michael E. Stephens

                                LIST OF EXHIBITS

Exhibit A         Series A Convertible Preferred Stock
Exhibit B         Series B Convertible Preferred Stock
Exhibit C         Articles of Amendment
Exhibit D         Bass, Berry & Sims, PLC Opinion
Exhibit E         Shareholders' Agreement
Exhibit F         Registration Agreement
Exhibit G         Suntrust's Amended and Restated Loan Agreement
Exhibit H         Consent of Suntrust
Exhibit I         Prospectus

                                LIST OF SCHEDULES

Schedule 4L       Structure and Capital Stock
Schedule 6D       Transactions with Affiliates
Schedule 6H       Restrictions on Payment/Debts
Schedule 8A       Subsidiaries
Schedule 8B       Business
Schedule 8C       Capital Stock and Related Matters
Schedule 8I       Patents, Trademarks, etc.
Schedule 8Q       Material Agreements
Schedule 8T       Leases








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